As filed with the Securities and Exchange Commission on June 1, 2000.

                                                    Registration No. __________
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                 ---------------

                              2-INFINITY.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Colorado                                58-2230297
  (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
  INCORPORATION OR ORGANIZATION)

                       4828 Loop Central Drive, Suite 150
                              Houston, Texas 77081
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------
                        RESTRICTED STOCK AWARD AGREEMENTS
                            (FULL TITLE OF THE PLANS)
                                 ---------------

                                  MAJED JALALI
                             Chief Executive Officer
                       4828 Loop Central Drive, Suite 150
                              Houston, Texas 77081
                     (Name and address of agent for service)

                                 (713) 592-0371
          (Telephone number, including area code, of agent for service)
                                 ---------------
                                    COPY TO:
                              RICHARD S. ROTH, ESQ.
                              Jackson Walker L.L.P.
                           1100 Louisiana, Suite 4200
                              Houston, Texas 77002
                                 (713) 752-4200

       APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLANS:
        From time to time after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
               Title of                      Amount          Proposed Maximum    Maximum Offering       Amount of
              Securities                      to be         Offering Price Per       Price(1)         Registration
           to be Registered                Registered           Share(1)                                  Fee(1)
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share    4,440,000 shares          $0.36             $1,598,400           $320.00
=====================================================================================================================

-----------------
(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h), the offering price and registration fee are based on a price of $.36 per share, which price is an average of the high and low prices of the common stock on the NASDAQ Over-The-Counter Bulletin Board on May 30, 2000.

                                EXPLANATORY NOTE


         2-Infinity.com, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, no par value, for reoffers and resales of shares of common stock by employees and consultants of 2-Infinity.com that constitute "restricted securities" (as defined in Rule 144(a)(3) promulgated under the 1933 Act), as contemplated by Instruction C to Form S-8 under the 1933 Act. The form of Reoffer Prospectus is included herein immediately following this explanatory note, prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 4,440,000 shares of common stock acquired by the selling shareholders.

                                     PART I

                               REOFFER PROSPECTUS

                              2-INFINITY.COM, INC.
                       4828 LOOP CENTRAL DRIVE, SUITE 150
                              HOUSTON, TEXAS 77081
                                 (713) 592-0371

                        4,440,000 SHARES OF COMMON STOCK

         The selling shareholders pursuant to the Restricted Stock Award Agreements may offer up to 4,440,000 shares of the common stock, no par value, of 2-Infinity.com, Inc.

         The selling shareholders may sell their shares of common stock after delivery of this prospectus to purchasers, from time to time, at the prevailing market price as listed on the NASDAQ OTC Bulletin Board under the symbol "TWIC." 2-Infinity.com will not receive proceeds from the secondary offering and sale of the shares of common stock. 2-Infinity.com is paying for the expenses incurred in registering the shares of common stock.

         The shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the shares under the 1933 Act to allow for future sales by the selling shareholders to the public without restriction. To the knowledge of the 2-Infinity.com, Inc., the selling shareholders have no arrangement with any brokerage firm for the sale of the shares. The selling shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

                              --------------------

         This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 5.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------
                                  June 1, 2000

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................2
INCORPORATED DOCUMENTS.........................................2
RISK FACTORS...................................................3
THE COMPANY....................................................9
USE OF PROCEEDS...............................................17
SELLING SHAREHOLDERS..........................................17
PLAN OF DISTRIBUTION..........................................18
LEGAL MATTERS.................................................19
EXPERTS.......................................................19


                              --------------------

         You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

         2-Infinity.com is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

         The SEC allows 2-Infinity.com to "incorporate by reference" information into this Reoffer Prospectus, which means that 2-Infinity.com can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

         2-Infinity.com's Current Reports on Form 8-K, dated January 18, 2000, April 12, 2000 and May 5, 2000, Annual Report on Form 10-KSB for the year ended December 31, 1999 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 are incorporated herein by reference.

In addition, all documents filed or subsequently filed by us under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

         We will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at our executive offices, located at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081. 2-Infinity.com's telephone number is (713) 838-8853.

                                  RISK FACTORS

         In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

RISKS RELATED TO OUR OIL AND GAS BUSINESS AS WELL AS OUR INTERNET AND TECHNOLOGY BUSINESS

         YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR COMPANY FOR INVESTMENT PURPOSES BECAUSE OUR OIL AND GAS EXPLORATION AND INTERNET TECHNOLOGY BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME. We began in the oil and gas exploration business in 1995, and our Internet and technology subsidiaries have been in operation since early 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

         YOUR INVESTMENT MAY NOT INCREASE IN VALUE UNLESS WE ARE ABLE TO BECOME PROFITABLE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

         WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. Our financial statements also include a shareholders' deficit of $8,482,502 as of December 31, 1999 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of our common stock for services by entities, including affiliates, that we could not afford to pay in cash. We are consequently deemed by state securities regulators to presently be in unsound financial condition. No person should purchase shares in this offering unless they can afford to lose their entire investment.

         OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO KEEP OUR KEY PERSONNEL. Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Majed Jalali and Patrick Cody Morgan, our chief executive officer and vice president/secretary, respectively. We do not currently maintain a policy of key man life insurance on any of our employees or management team.

         OUR BUSINESS PLAN REQUIRES ADDITIONAL PERSONNEL AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO HIRE AND RETAIN NEW SKILLED PERSONNEL. Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

         OUR TECHNOLOGY BUSINESSES OWN PROPRIETARY TECHNOLOGY AND OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT THAT TECHNOLOGY. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. We have relied primarily on the use of trade secrets to protect our proprietary technology, which may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

         WE WILL INCUR SIGNIFICANT EXPENSES IF OTHER COMPANIES CLAIM WE HAVE INFRINGED ON THEIR PROPRIETARY RIGHTS. Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third-party proprietary rights. If we were to discover that any of our products violated third-party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive searches to determine whether the technology used in our products infringes patents, trademarks, tradenames or other protections held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

         IF WE ARE UNABLE TO RAISE SUFFICIENT CAPITAL IN THE FUTURE, WE MAY NOT BE ABLE TO STAY IN BUSINESS. Currently, our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

         WE MAY NOT HAVE SUFFICIENT CUSTOMER INTEREST IN OUR INTERNET BUSINESSES TO MAKE MONEY. If the market for the services offered by 2-Infinity.com, Inc. and AirNexus, Inc. do not grow at a significant rate, our business, operating results and financial condition will be negatively affected. Our Internet-related services are a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and therefore we cannot guaranty that our business will grow as we expect.

         OUR INTERNET BUSINESSES ARE IN HIGHLY COMPETITIVE INDUSTRIES, AND THUS THERE MAY NOT BE ENOUGH DEMAND FOR OUR PRODUCTS OR SERVICES FOR US TO MAKE MONEY. There are numerous competitors offering the services of 2-Infinity.com, Inc. and AirNexus, Inc. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

         REVENUES FROM OUR INTERNET BUSINESSES WILL BE LESS LIKELY TO DEVELOP IF THE INTERNET DOES NOT REMAIN A VIABLE COMMERCIAL MARKETPLACE. Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We don't know if the necessary infrastructure or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, we cannot guaranty that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition would be negatively affected.

         WE MAY INCUR A LOSS OF REVENUES AND SIGNIFICANT COSTS IF WE CANNOT MAINTAIN THE SECURITY OF OUR INTERNET PRODUCTS AND SERVICES.

Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

RISKS RELATED TO OUR OIL AND GAS EXPLORATION BUSINESS

         IF LOCAL OPERATORS DO NOT EFFECTIVELY MANAGE OUR PROPERTIES, WE MAY SUFFER A LOSS OF REVENUES OR SIGNIFICANT ADDITIONAL EXPENSES. None of our oil and gas properties are operated by us. As a result, we have limited control over the manner in which operations are conducted on such properties, including the safety and environmental standards. Under the terms of the operating agreements governing operations on the properties in which we have an interest, we do not have any measurable influence or control over the nature and timing of exploration and development activities. As a result, the operators of such properties could undertake exploration or development projects at a time when we and our joint partners do not have the funds required to finance our share of the costs of such projects. In such event, in accordance with the operating agreements relating to properties in which we have an interest, the other parties to such agreements who fund their share of the cost of such a project are generally entitled to receive all cash flow from such project, subject to rights of third-party royalty or other interest owners, until they have recovered a multiple of the costs of such project prior to our receipt of any production or revenues from such project or, in the event drilling is necessary to maintain leasehold interests, we may be required to forfeit our interests in such projects. Conversely, the operators of such properties could refuse to initiate exploration or development projects, in which case we would be required to propose such activities and may be required to proceed with such activities at much higher levels of participation than expected and without receiving any funding from the other interest owners or the operators may initiate exploration or development projects on a slower schedule than we prefer. Any of these events could have a significant effect on our anticipated exploration and development activities and financing thereof.

         OUR REVENUES AND PROFITABILITY WILL BE NEGATIVELY AFFECTED IF THERE ARE OPERATIONAL ACCIDENTS OR OTHER UNFORSEEN LIABILITIES. Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. These risks could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. In accordance with customary industry practice, we are not fully insured against all risks incident to its business. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverage or policy limits. Any such liabilities could have a materially adverse effect on our operations and profitability.

         IF GOVERNMENTAL REGULATIONS CHANGE, WE MAY INCUR SUBSTANTIAL INCREASED EXPENSES. Our oil and gas business is subject to a number of federal, state and local laws and regulations relating to the exploration for and development and production of oil and gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with such requirements and their effect on us.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR STOCK.

         OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING SHAREHOLDERS. Our articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholder or unless the issuance is approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel.

         YOU MAY NOT BE ABLE TO SELL YOUR STOCK, OR MAY BE FORCED TO SELL AT REDUCED PRICES, BECAUSE THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE. Our stock is presently trading on the Over-The-Counter Bulletin Board maintained by NASDAQ under the symbol TWIC. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

         YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY-STOCK RULES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has

         - net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years.

         - net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

         - average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         FORWARD LOOKING STATEMENTS. Except for historical information, the discussion in this registration statement contains some forward-looking statements that involve risks and uncertainties. These statements may refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as expect, anticipate, believe, intend, plan and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements.

                                   THE COMPANY

COMPANY OVERVIEW

         2-Infinity.com's primary business is involved in the technology sectors of Internet access and voice and data product sales and services. Our secondary business, which we have been involved in since 1995, is oil and gas exploration and operations. In April 2000, we approved a plan to dispose of all our oil and gas assets and, if necessary, plug and abandon all non-producing wells that cannot be sold.

         In May and June 1999, we acquired two entities that provided the entrance into the technology sector. Our subsidiary, 2-Infinity.com, Inc., a Texas corporation ("2-Infinity-Texas"), is a provider of digital bundled services to the commercial and residential market. Current services include digital subscriber line (DSL), voice-over Internet protocol (IP), virtual private networking (VPN) and real private networking (RPN). Digital cable and RPN are projected for release in the 3rd quarter of 2000. A predecessor business that has been merged into 2-Infinity.com.-Texas, AirNexus, Inc., is a retail provider of commercial voice and data products and services with an emphasis on LAN based telephony solutions.

         2-Infinity-Texas, as a result of this merger, now possesses a direct sales force to market digital bundled services to commercial building tenants. 2-Infinity and AirNexus merged on January 27, 2000 and formed the "2-I Voice Solutions" division to continue the business formerly conducted by AirNexus.

         Our subsidiary, Lakota Oil and Gas, Inc., has historically invested in oil and gas exploration projects with joint partners.

HISTORICAL BUSINESS AND EVOLUTION OF THE BUSINESS STRATEGY

         On November 14, 1995, Lakota Energy, Inc. ("Lakota Energy") was formed in the State of Colorado for the purpose of engaging in oil and gas exploration and operations. On November 6, 1996, Lakota Energy was merged with and into Chancellor Trading Group, Inc., a Colorado corporation. As part of the merger agreement, Chancellor issued 9,187,500 shares to the shareholders of Lakota Energy in exchange for 4,593,750 shares of Lakota Energy common stock and an additional 118,000 shares were issued to third parties who assisted in closing the transaction. Chancellor was a publicly traded corporation and had no significant operations prior to the merger with the company. Immediately following the merger, the shareholders of Chancellor approved the name change to Lakota Energy, Inc.

         Historically, the strategic plan of the company was to participate in oil and gas exploration projects that have been developed by other successful, well-financed companies. The company narrowed its interest to projects in certain confined geological areas, primarily in Texas and Louisiana, since they were able to work with consultants that were familiar with the nuances of these geological provinces. However, as a result of continued losses from these ventures, we decided to diversify into other markets, primarily technology and the Internet.

         On August 4, 1999, we changed its name to Lakota Technologies, Inc. to further promote its new diversified strategies.

         On May 28, 1999, the company acquired all of the outstanding stock of 2-Infinity-Texas. As consideration for the acquisition, the company issued 3,000,000 shares of its common stock to Majed Jalali, the sole shareholder of 2-Infinity-Texas. The acquisition of 2-Infinity-Texas triggered the beginning of the company's desire to diversify into the technology and Internet markets. 2-Infinity-Texas offers digital bundled services, focusing on the Texas market during the next 12 months, and with plans to expand into six additional markets in the near future.

         On June 8, 1999, we acquired Voice Design, Inc., a Texas corporation which later changed its name to AirNexus, Inc. ("AirNexus"). As consideration for the acquisition, the company issued 3,000,000 shares of its common stock and $60,000 cash to the owners of AirNexus. This acquisition of a Houston-based provider of business telephone and voice mail systems furthered the business strategy to diversify into technology and Internet markets. We also resell equipment manufactured by third parties, such as 3Com, Panasonic and Estech Systems, Inc. through our 2-I Voice Solutions division. Currently, 2-I Voice Solutions has approximately 130 customers.

         On June 9, 1999, the company organized a wholly owned Texas corporation named Lakota Oil and Gas, Inc. ("Lakota Oil"). Subsequently, on June 14, 1999, we transferred our interest in two oil exploration projects, which constituted all of our oil and gas related assets at the time, to Lakota Oil. The purpose of forming Lakota Oil was to organize the oil and gas related business into one operating subsidiary, separate and distinct from the other operating subsidiaries, in order to more accurately reflect the diversified operations.

         On January 18, 2000, we entered into an agreement with the majority shareholders of AGM, Inc., a Nevada corporation ("AGM"), pursuant to which we issued 2,200,000 shares of common stock to acquire 100% of AGM. We acquired AGM in order to become a reporting company with the SEC. As part of the acquisition, we elected to have successor issuer status under Rule 12g-3 of the Securities Exchange Act of 1934, to be a SEC reporting entity.

         On January 27, 2000, AirNexus and 2-Infinity-Texas merged, with 2-Infinity-Texas being the surviving corporation. Although the merger is expected to result in a reduced amount of overhead expenses, it is not expected to have a material effect on operations. The voice and data products and services originally sold by AirNexus now constitute our 2-I Voice Solutions division.

         On April 12, 2000, the company changed its name from Lakota Technologies, Inc. to 2-Infinity.com, Inc. to further promote its focus on its telecommunications business.

INDUSTRY OVERVIEW

         The DSL industry is still in its infancy. Industry analysts estimate that there are less than one million DSL subscribers nationwide. Projections estimate an approximate 180 percent growth rate by the end of year 2000. The Telecommunications Act of 1996 and the demand for a cost-effective solution for high-speed dedicated access have spawned a new breed of Competitive Local Exchange Carriers (CLECs). These new facility-based providers known as data CLECs are leveraging DSL to obtain market share and increase margins. Companies such as Covad, Rhythms and Northpoint have deployed DSL networks in more than 25 major US cities. As a result, traditional local Internet service providers have forged agreements to resell DSL services in an attempt to increase margins and curtail the high rate of churn amongst existing dial-up customers.

         We anticipate the market for new DSL technologies will increase. We believe the amount of data business and residential customers pass across the Internet will be a major growth factor. Another is the recent surge in telecommuters who demand broadband access to support desktop voice, data and video applications. An effect of the 1996 Telecommunications Act has been an increase of companies ready to deliver services to this market. Incumbent local exchange carriers (ILECs), interexchange carriers (IXCs), Internet service providers (ISPs), CLECs, and satellite and cable companies have restructured to meet the demand. The need for affordable broadband transmission rates, and a competitive telecom service environment all contribute to making DSL attractive. DSL will dramatically increase the speed of copper wire-based transmission systems without a major overhaul to the existing telephone infrastructure. New DSL services are in the process of development that will require lower capital requirements and generate a higher return on investment.

         The recent trend of converging voice and data is reshaping the telecom industry. National and local telephone equipment resellers have seen the demand for integrated systems continue to grow. Traditional voice solution providers have been slow to incorporate the newer technology into their product lines. Data value added resellers (VARs) and network integrators have historically remained isolated from voice services. With the introduction of Voice over IP and Computer Telephony, network integrators have been drawn into the demand to provide integrated applications. Today's voice solution providers are required to be versed in network topology and telephone application programming interface (TAPI).

         Tomorrow's business phone systems will integrate with PCs and networks and provide the highest level of integration between voice and data. Manufacturers such as 3COM, Cisco, Nortel and AT&T have already unveiled their versions of integrated solutions. Today's businesses have the ability to route voice traffic across multiple broadband technologies. The corporate intranet must be robust enough to support the bandwidth requirements of integrated business phone systems.

         The demand for LAN based business phone systems will continue to generate phenomenal growth in the telecom industry. Resellers are now able to offer organizations with multiple locations a true voice and data intranet for a minimum monthly expense. As the cost of expensive leased network lines continues to drop, small businesses are able to take advantage of technology and compete at higher levels.

THE MARKET

High Speed Internet Access

         We have entered into a Channel Partners Agreement with Tut Systems, Inc. ("Tut"), which gives us the non-exclusive right to sell Tut's products. Under the terms of that agreement, we have the right to purchase Tut's products at prices according to regularly published price lists from Tut Systems and re-sell them to their customers. There are no limits on the re-sale prices we may charge on the products. The agreement is automatically renewed for successive one year terms, but can be terminated by either party on 90 days notice or by Tut if we fail to purchase a minimum of $1,000,000 in products per year.

         Tut's is in the business of delivering plug-and-play network solutions across standard telephone lines. Tut's products deliver high-speed data over normal telephone wires using their FastCopper (tm) technology. Tut's products are easy to install and use, providing customers with a dedicated connection 24 hours a day, while still allowing full use of the telephone line for voice use. More importantly, Tut's products require no additional wiring or modifications to the telephone lines. Through the Channel Partners Agreement, we can offer our clients Tut's-enhanced Internet access at what we believe to be a very reasonable price.

         We will market the Tut's products through existing contacts and personal introductions, and is seeking to enter into agreements with the owners and managers of multi-dwelling units, such as commercial properties, apartment complexes, hotels, high rise apartment buildings, and residential developers to become the Internet service provider for the entire developments.

         We offer our digital bundled services in two different packages. The first option allows the subscriber to rent equipment monthly on a low cost-per-unit basis. The second option allows the subscriber to purchase the equipment. In addition to the basic high speed Internet access, subscribers can purchase services including:

         -       Local dial tone
         -       Voice over IP
         -       Creation of web sites

Voice and Data Products and Services

         Our 2-I Voice Solutions division continues to market the 3COM NBX 100 LAN based business phone system. INTERNET TELEPHONY magazine deemed the NBX 100 communications system one of the "Products of the Year." In November 11, 1999, PC MAGAZINE awarded the NBX 100 communications system with the "1999 Technical Excellence Award." Because the NBX 100 uses standard network cabling to support voice traffic, it affords businesses the ability to consolidate voice, video and data on one single cable. We believe the NBX100 permits computers, telephone networks and the Internet to be integrated in a more functional manner.

         Under the terms of an agreement between us and 3COM, we have the non-exclusive rights to license and distribute specific 3COM products in Houston, Texas and surrounding areas. 3COM may terminate the agreement under certain circumstances, including after our breach of the agreement or our failure to purchase a minimum of $200,000 of product per year.

         The target market for our 2-I Voice Solutions division are businesses between 20-100 employees. This sector of the market typically does not have a systems manager or network administrator on staff and requires outsourcing of the expertise to maintain these services. A high percentage of these companies have a network in place and are receptive to new advancements and technology. We intend to provide this sector with a convenient and easily acceptable avenue to outsource voice, data and Internet services by utilizing our product line and by continually seeking business solutions the customer desires.

         We obtain leads for potential customers in the following ways:

         -       Manufacturers provide leads from their customers;
         -       Internal sales force;
         -       Outside telemarketers are utilized;
         -       Referrals from existing customers;
         -       Marketing lists are purchased;
         -       Yellow Pages advertising; and
         -       Print advertising.

         All leads are given to individual account managers to follow-up with each customer. Once a customer has agreed to purchase the equipment and services, our 2-I Voice Solutions division does the installation and provides all the follow-up customer support.

         We have designed the following strategy intended to make our 2-I Voice Solutions division a leader in the telephone marketplace:

         - Market product lines which give clients the latest features at a discount over competing systems.

         -       Focus on LAN based business phone systems
         - Build an interactive demonstration room that provides potential clients a hands-on approach to the products and services.

Oil and Gas Exploration Projects and Operations

         On April 18, 2000, we approved a plan to sell all remaining assets relating to the oil and gas exploration projects and, where necessary, to plug and abandon all other non-producing wells that cannot be sold. We have contacted three entities to sell our interest in the Union Central Life Insurance Co. Well No. 1, and all other non-producing wells are to be plugged and abandoned. We expect to complete this process by June 30, 2000. We have recorded a provision for estimated losses to be incurred on the sale and disposal of the assets of $31,000. The amounts we will ultimately realize, if any, could differ from the amounts assumed in arriving at the loss anticipated on disposal of the oil and gas assets.

         We invested in the South Halter Island Prospect, located in St. Mary and Tennebonne Parishes, Louisiana, in which the company is under contract with Panaco, Inc., York Resources, Inc., Janivo Realty, Inc., and Carson Energy, Inc., which entitles us to a 7.5% working interest and a 75% net revenue interest in a specific oil well. Our initial investment into the project was $24,000, plus an additional $163,748, which represented the company's share of the operating expenses. On July 27, 1999, this well was plugged and abandoned. We accrued an additional $17,772 at December 31, 1999 for our portion of the costs to complete the plug and abandonment of the well.

         We invested in the Union Central Life Insurance Co. Well No. 1, located in Colorado County, Texas, in which we contracted with Everest Minerals Corporation and Cummins & Walker Oil Company, Inc. We own a 20% working interest and a 75% net revenue interest in this oil well. Our initial investment into the project was $57,225, plus an additional $36,649, which represented our share of the operating expenses. Development of this well is currently ongoing.

         We invested in the VUA: Bernard #1 Well, located in Lafayette Parish, Louisiana, and own a 100% working interest and a 73.74% net revenue interest in this oil well. Our initial investment in this project was, $35,000, plus an additional $55,112, which represented the operating and work-over expenses. We received $8,765 for our portion of the revenue from production in 1999. Production on the well has ceased and we plan to plug and abandon the well in 2000.

COMPETITION

         The markets in which we operate are highly competitive and we believe that competition is increasing. We may not be able to compete in those markets effectively, especially against established industry leaders competitors with greater marketplace presence and financial resources. The competitive environments for our different sectors are as follows:

Internet Access and Voice and Data Product Sector

         Presently, there are no direct competitors in the Houston, Texas market to our approach to digital bundled services. However, there are many competitors offering DSL services in the Houston, Texas market and elsewhere. For instance, two of our competitors outside the Houston, Texas market would include CAIS Internet, Inc. and LMKI, Inc. Additionally, we compete with many other companies offering alternative forms of Internet access, such as coaxial cable, wireless facilities and fiber optic cable. Lastly, we also compete with smaller, regional Internet service providers and cable companies that operate in the same geographical areas that we serve. The lack of substantial barriers to entry into the Internet services market will likely result in additional competition. There can be no assurance that the public will accept, on a widespread basis, our products and services over the available alternatives. Likewise, it is not certain that we will be able to compete in our current marketplace against some of our competitors who are larger, well-financed, and currently hold stronger market positions.

Oil and Gas Exploration Sector

         All phases of the oil and gas industry are highly competitive. Our competitors include major oil and gas companies, as well as numerous other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial and other resources that are substantially greater than those available to us. Oil and gas producers also compete with other industries that supply energy and fuel.

GOVERNMENT REGULATIONS

Internet Access and Voice and Data Product Sector

         As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission ("FCC"). Nevertheless, Internet-related regulatory policies are continuing to develop and vigorous public debates regarding the costs and benefits of regulating the Internet have emerged in federal, state and local legislative, executive and regulatory agency forums. It is possible that we could be exposed to regulation in the future. For example, the FCC has stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated; and the FCC recently initiated a Notice of Inquiry to examine this issue. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations, or pay carrier access charges on the same basis as traditional telecommunications companies.

         A decision by Congress or the FCC to regulate Internet telephony or Internet access services may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could cause our revenues to decrease.

         We also face government regulation regarding the content and communications provided by third parties and carried over, or hosted on, our facilities. For instance, we are obligated to comply with the requirements of the Digital Millennium Copyright Act concerning responses to claims of copyright infringement. We also are required to comply with state and federal privacy requirements, including the Electronic Communications Privacy Act ("ECPA") and the Children's Online Privacy Protection Act ("COPPA"). The ECPA imposes limitations on the interception, disclosure and use of communications transmitted over and stored on our facilities. COPPA, and the Federal Trade Commission rules implementing that statute, requires us to safeguard personal information that we know to be transmitted to our web site by children under 13.

         We also are subject to federal and state laws that regulate the advertising and sale of certain products and services over the Internet. In addition to existing statutes of this kind, such as state statutes that prohibit advertisement of gambling, a number of bills are pending in the Congress and state legislatures that would prohibit or regulate particular marketing practices (such as the transmission of unsolicited commercial email) or the advertisement or sale of certain goods and services.

Oil and Gas Exploration Sector

         The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. Because these laws and regulations are frequently amended, reinterpreted or expanded, we are unable to predict the future cost or impact of complying with such laws and regulations.

         The production of oil and gas in Texas is regulated by The Texas Railroad Commission, and in Louisiana, by The Louisiana Department of Natural Resources. Both agencies have enacted various levels of regulations governing various actions in the oil and gas industry, such as requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilling and the plugging and abandonment of wells.

         Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and unitization or pooling of oil and gas properties. In addition, conservation laws establish maximum rates of production requirements regarding the ratability of production.

         Our oil and gas operations are subject to extensive federal, state and local laws and regulations dealing with environmental protection, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and similar state statutes. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, or criminal penalties.

         Our onshore operations are subject to numerous laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations, among other things, may: impose absolute liability on the lessee under a lease for the cost of clean-up of pollution resulting from a lessee's operations; subject the lessee to liability for pollution damages; require suspension or cessation of operations in affected areas; and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the remediation and clean-up costs and for damages to natural resources.

         Our oil and gas operations are also subject to the Clean Water Act and the Clean Air Act, as amended, and comparable state statutes. Our operations may generate or transport both hazardous and nonhazardous solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act ("RCRA") and comparable state laws and regulations. In addition, we currently own or lease, and have in the past owned or leased, properties that have been used for oil and gas operations for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. Many of these properties have been operated by third parties whose operations were not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws, and we could be required to remove or remediate previously disposed wastes or property contamination or perform remedial plugging operations to prevent future contamination.

EMPLOYEES

         As of April 12, 2000, the company had 28 full-time employees. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

         The company's principal executive offices are located at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081, which is occupied under a lease ending October 31, 2007 for $18,318.07 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

         AirNexus maintains executive offices located at 333 N. Sam Houston Parkway East, Suite 870, Houston, Texas 77060, which they occupy under a lease ending October 1, 2004 for $5,492.00 per month. The company is currently involved in negotiations to sublease this space.

         Lakota Oil maintains executive offices located at 3303 FM 1960 West Suite F, Houston, Texas 77068, which they occupy under a lease ending July 31, 2000 for $495.00 per month. At the end of such term the lease will be terminated and all operations will move to the executive offices.

                                 USE OF PROCEEDS

         2-Infinity.com will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         The shares of the company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the shares pursuant to compensatory benefit plans with 2-Infinity.com for services they provided to 2-Infinity.com. The selling shareholders may resell all, a portion or none of such shares from time to time.

         The table below sets forth with respect to the selling shareholders, based upon information available to the company as of May 15, 2000 the number of shares owned, the number of shares registered by this Reoffer Prospectus and the number and percent of outstanding shares that will be owned after the offering assuming the sale of all the shares.

                           Number of Shares                                                   % of Shares Owned
        Selling              Owned Before        Number of Shares       Number of Shares       By Shareholder
     Shareholders              Offering             To be Sold        Owned After Offering     After Offering
     ------------              --------             ----------        --------------------     --------------

Majed Jalali                  4,500,000              1,500,000              3,000,000              4.724%

Patrick Cody Morgan           2,500,000              1,500,000              1,000,000              1.575%

Charlie Downey                1,400,000                400,000              1,000,000              1.575%

Jason Miller                    400,000                400,000                     __                  0%

David Bodie                     200,000                200,000                     __                  0%

Kelly Nispel                    100,000                100,000                     __                  0%

Ahmed Alumran                   100,000                100,000                     __                  0%

Andrea Gonzales                  50,000                 50,000                     __                  0%

Sherri Mercer                    50,000                 50,000                     __                  0%

Candus Morgan                 1,050,000                 50,000              1,000,000              1.575%

Nick Escobedo                    30,000                 30,000                     __                  0%

David Marron                     30,000                 30,000                     __                  0%

Mike Virata                      30,000                 30,000                     __                  0%
                             ----------             ----------             ----------            --------

         TOTAL               10,440,000              4,440,000              6,000,000              9.449%

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by NASDAQ, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         The selling shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         In addition to any shares sold hereunder, the selling shareholders may, at the same time, sell any other shares of common stock, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

         There is no assurance that the selling shareholders will sell all or any portion of the shares offered.

         The selling shareholders may not sell any shares being registered by this registration statement, during any three month period, more than:

         -       one percent of the then outstanding shares of the company;

         - the average weekly reported trading volume of the shares of the common stock of the company on all national securities exchanges and/or as reported through the automatic quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

         - the average weekly trading volume of the shares of the common stock of the company reported through the consolidated transaction reporting system during the same four week period specified above.

         2-Infinity.com will pay all expenses in connection with this offering and will not receive any proceeds from sales of any shares by the selling shareholders.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for the company by Holme Roberts & Owen LLP.

                                     EXPERTS

         The balance sheets as of December 31, 1999 and the statements of operations, shareholders' equity and cash flows for the periods ended December 31, 1999 of 2-Infinity.com, Inc., have been incorporated by reference in this Registration Statement in reliance on the report of Jones, Jensen & Company, LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by 2-Infinity.com, are incorporated herein by reference and made a part hereof: (i) Current Reports on Form 8-K dated January 18, 2000, April 12, 2000 and May 5, 2000; (ii) Annual Report on Form 10-KSB, for the year ended December 31, 1999; and (iii) Quarterly Report on Form 10-QSB of the quarter ended March 31, 2000.

         All documents filed by 2-Infinity.com pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Corporation Laws of the State of Colorado and 2-Infinity.com's Bylaws provide for indemnification of 2-Infinity.com's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of 2-Infinity.com, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in 2-Infinity.com's Articles of Incorporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The shares were issued for employment services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

ITEM 8.  EXHIBITS.

         The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit
Number              Description of Exhibit
-------             ----------------------

3.1 Articles of Incorporation of Chancellor Trading Group, Inc. filed July 14, 1995 (incorporated herein by reference to Exhibit 3.1 of 2-Infinity.com's Registration Statement on Form S-8 (File No. 333-95021), (the "Company's Form S-8").

3.2 Articles of Merger between Lakota Energy, Inc. and Chancellor Trading Group, Inc. filed December 27, 1996 (incorporated herein by reference to Exhibit 3.2 of the Company's Form S-8).

3.3 Articles of Amendment to the Articles of Incorporation of Lakota Energy, Inc. filed August 4, 1999 (incorporated herein by reference to
         Exhibit 3.3 of the Company's Form S-8).

3.4 Bylaws of Lakota Energy Inc.(incorporated herein by reference to Exhibit 3.4 of the Company's Form S-8).

3.5 Articles of Amendment to the Articles of Incorporation of Lakota Technologies, Inc. (incorporated by reference herein to Exhibit 3.5 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000).

5.1 Opinion of Holme Roberts & Owen LLP with respect to legality of the securities of 2-Infinity.com being registered.

10.1 Restricted Stock Award Agreement Between 2-Infinity.com and Jason Miller, dated April 18, 2000.

10.2 Restricted Stock Award Agreement Between 2-Infinity.com and Andrea Gonzales, dated April 18, 2000.

10.3 Restricted Stock Award Agreement Between 2-Infinity.com and Sherri Mercer, dated April 18, 2000.

10.4 Restricted Stock Award Agreement Between 2-Infinity.com and David Marron, dated April 18, 2000.

10.5 Restricted Stock Award Agreement Between 2-Infinity.com and Nick Escobedo, dated April 18, 2000.

10.6 Restricted Stock Award Agreement Between 2-Infinity.com and Mike Virata, dated April 18, 2000.

10.7 Restricted Stock Award Agreement Between 2-Infinity.com and Cody Morgan, dated April 18, 2000.

10.8 Restricted Stock Award Agreement Between 2-Infinity.com and Majed Jalali, dated April 18, 2000.

10.9 Restricted Stock Award Agreement Between 2-Infinity.com and Candus Morgan, April 18, 2000.

10.10 Restricted Stock Award Agreement Between 2-Infinity.com and Charlie Downey, dated April 18, 2000.

10.11 Restricted Stock Award Agreement Between 2-Infinity.com and David Bodie, dated April 18, 2000.

10.12 Restricted Stock Award Agreement Between 2-Infinity.com and Kelly Nispel, dated April 18, 2000.

10.13 Restricted Stock Award Agreement Between 2-Infinity.com and Ahmed Alumran, dated April 18, 2000.

23.1     Consent of Jones, Jensen & Company, LLC Certified Public Accountants.

23.3     Consent of Holme Roberts & Owen LLP (contained in Exhibit 5.1)

24.1 Power of Attorney (contained on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned 2-Infinity.com hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (b) The undersigned, 2-Infinity.com, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of 2-Infinity.com's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of 2-Infinity.com pursuant to the foregoing provisions, or otherwise, 2-Infinity.com has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by 2-Infinity.com of expenses incurred or paid by a director, officer or controlling person of 2-Infinity.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, 2-Infinity.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature appears below authorizes each of Majed Jalali or Kelly Nispel, or any one of them, to execute in the name of each such person who is then an officer or director of 2-Infinity.com, and to file any amendments to this Registration Statement necessary or advisable to enable 2-Infinity.com to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities that are the subject of this Registration Statement, which amendments may make such changes to such Registration Statement as such attorney may deem appropriate.

                                   SIGNATURES

THE REGISTRANT

         Pursuant to the requirements of the Securities Act, 2-Infinity.com certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 31st day of May, 2000.

                               2-INFINITY.COM, INC.


                               By: /s/ Majed Jalali
                                   --------------------------------------------
                                        Majed Jalali, Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signatures                                   Title                               Date
                 ----------                                   -----                               ----

/s/ Majed Jalali                               Chairman and Chief Executive Officer           May 31, 2000
--------------------------------
Majed Jalali


/s/ Patrick Cody Morgan                        Director, Vice President, Secretary            May 31, 2000
--------------------------------
Patrick Cody Morgan


/s/ Kelly Nispel                               Director and Chief Financial Officer
--------------------------------               (principal financial and accounting            May 31, 2000
Kelly Nispel                                                 officer)


                                INDEX TO EXHIBITS

Exhibit No.       Exhibit
-----------       -------

3.1 Articles of Incorporation of Chancellor Trading Group, Inc. filed July 14, 1995 (incorporated herein by reference to Exhibit 3.1 of 2-Infinity.com's Registration Statement on Form S-8 (File No. 333-95021) (the "Company's Form S-8").

3.2 Articles of Merger between Lakota Energy, Inc. and Chancellor Trading Group, Inc. filed December 27, 1996 (incorporated herein by reference to Exhibit 3.2 of the Company's Form S-8).

3.3 Articles of Amendment to the Articles of Incorporation of Lakota Energy, Inc. filed August 4, 1999 (incorporated herein by reference to
         Exhibit 3.3 of the Company's Form S-8).

3.4 Bylaws of Lakota Energy Inc.(incorporated herein by reference to Exhibit 3.4 of the Company's Form S-8).

3.5 Articles of Amendment to the Articles of Incorporation of Lakota Technologies, Inc. (incorporated by reference herein to Exhibit 3.5 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000).

5.1 Opinion of Holme Roberts & Owen LLP with respect to legality of the securities of 2-Infinity.com being registered.

10.1 Restricted Stock Award Agreement Between 2-Infinity.com and Jason Miller, dated April 18, 2000.

10.2 Restricted Stock Award Agreement Between 2-Infinity.com and Andrea Gonzales, dated April 18, 2000.

10.3 Restricted Stock Award Agreement Between 2-Infinity.com and Sherri Mercer, dated April 18, 2000.

10.4 Restricted Stock Award Agreement Between 2-Infinity.com and David Marron, dated April 18, 2000.

10.5 Restricted Stock Award Agreement Between 2-Infinity.com and Nick Escobedo, dated April 18, 2000.

10.6 Restricted Stock Award Agreement Between 2-Infinity.com and Mike Virata, dated April 18, 2000.

10.7 Restricted Stock Award Agreement Between 2-Infinity.com and Cody Morgan, dated April 18, 2000.

10.8 Restricted Stock Award Agreement Between 2-Infinity.com and Majed Jalali, dated April 18, 2000.

10.9 Restricted Stock Award Agreement Between 2-Infinity.com and Candus Morgan, April 18, 2000.

10.10 Restricted Stock Award Agreement Between 2-Infinity.com and Charlie Downey, dated April 18, 2000.

10.11 Restricted Stock Award Agreement Between 2-Infinity.com and David Bodie, dated April 18, 2000.

10.12 Restricted Stock Award Agreement Between 2-Infinity.com and Kelly Nispel, dated April 18, 2000.

10.13 Restricted Stock Award Agreement Between 2-Infinity.com and Ahmed Alumran, dated April 18, 2000.

23.1     Consent of Jones, Jensen & Company, LLC Certified Public Accountants.

23.3     Consent of Holme Roberts & Owen LLP (contained in Exhibit 5.1)

24.1 Power of Attorney (contained on the signature page of this Registration Statement).










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